Exhibit 4

As of September 30, 2013

Cohen & Steers Emerging Markets Real Estate Fund, Inc.

Assets = $46,520,059

Minimum Bond = $350,000

Cohen & Steers Dividend Value Fund, Inc.

Assets = $259,239,204

Minimum Bond = $750,000

Cohen & Steers Institutional Global Realty Shares, Inc.

Assets = $525,166,112

Minimum Bond = $900,000

Cohen & Steers Institutional Realty Shares, Inc.

Assets = $2,537,823,443

Minimum Bond = $1,700,000

Cohen & Steers International Realty Fund, Inc.

Assets = $924,538,935

Minimum Bond = $1,000,000

Cohen & Steers Global Realty Shares, Inc.

Assets = $449,564,594

Minimum Bond = $750,000

Cohen & Steers Realty Income Fund, Inc.

Assets = $1,295,207,202

Minimum Bond = $1,250,000

Cohen & Steers Realty Shares, Inc.

Assets = $5,172,813,468

Minimum Bond = $2,500,000

Cohen & Steers Global Infrastructure Fund, Inc.

Assets = $124,616,081

Minimum Bond = $525,000

Cohen & Steers Preferred Securities and Income Fund, Inc.

Assets = $2,240,844,349

Minimum Bond = $1,700,000

Cohen & Steers Real Assets Fund, Inc.

Assets = $98,199,511

Minimum Bond = $450,000

Please note that the bond contains an endorsement which allows for “automatic increase in limits”, as may be needed as a result of an increase in asset size or due to the addition of new Investment Companies. The increase will be automatic and without the payment of additional premiums for the remainder of the premium period.